Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2008, accompanying the consolidated financial statements and Schedule II included in the Annual Report of Henry Bros. Electronics, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Henry Bros. Electronics, Inc. and Subsidiaries on Forms S-3/A (File No. 333 131671, effective March 23, 2006), and on Forms S 8 (File No. 333 121056, effective December 7 2004, File No. 333 118438, effective August 20, 2004, File No. 333 114664, effective April 21, 2004 and File No. 333 76802, effective January 16, 2002).

/s/ Amper, Politziner & Mattia PC

Edison, New Jersey March 29, 2008

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